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                                                                     Exhibit 5.1

                                                                   July __, 2001



Cablevision Systems Corporation,
  1111 Stewart Avenue,
    Bethpage, New York 11714.

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of (i) 8,770,000 shares of __% Series A Cumulative Mandatorily Convertible Preferred Stock, par value $.01 per share (the
"Preferred Stock"), of Cablevision Systems Corporation, a Delaware corporation (the "Company"), (ii) the shares of Cablevision NY Group Class A Common Stock, par value $.01 per share (the "Cablevision NY Group Class A Common Stock"), of the Company initially issuable upon conversion of the Preferred Stock, and (iii) 8,770,000 shares of Cablevision NY Group Class A Common Stock (the "Shares" and, together with the Preferred Stock and the shares of Cablevision NY Group Class A Common Stock initially issuable upon conversion of the Preferred Stock, the "Securities") of the Company, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have
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Cablevision Systems Corporation                                              -2-

considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

                  (1) With respect to the Preferred Stock, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, a certificate of designations with respect to the Preferred Stock substantially in the form filed as an exhibit to the Registration Statement has been duly filed with the Secretary of State of the State of Delaware, the terms of the Preferred Stock and of their issue and sale have been duly established in conformity with the Company's certificate of incorporation, and the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, the Preferred Stock will be validly issued, fully paid and nonassessable, and the shares of Class A Common Stock initially issuable upon conversion of the Preferred Stock, when duly issued upon conversion of the Preferred Stock, will be validly issued, fully paid and nonassessable.
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Cablevision Systems Corporation                                              -3-



                  (2) With respect to the Shares, when the Registration Statement has become effective under the Act, the terms of the sale of the Shares have been duly established in conformity with the Company's certificate of incorporation, and the Shares have been duly issued and sold as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

                  The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not thereby
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Cablevision Systems Corporation                                              -4-


admit that we are in the category of persons whose consent is required under
Section 7 of the Act.


                                              Very truly yours,